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Registration No. 33-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
Registration Statement
Under
the Securities Act of 1933

COMMUNITY VALLEY BANCORP
(Exact Name of Registrant as Specified in its Charter)

CALIFORNIA (State or Other Jurisdiction of Incorporation or Organization)	68-0479553 (I.R.S. Employer Identification No.)

2041 FOREST AVENUE, CHICO, CALIFORNIA 95928,
(530) 899-2344
(Address of Principal Executive Offices)

BUTTE COMMUNITY BANK 1991 STOCK OPTION PLAN
BUTTE COMMUNITY BANK 1997 STOCK OPTION PLAN
BUTTE COMMUNITY BANK 2000 STOCK OPTION PLAN
(Full Title of the Plans)

KEITH C. ROBBINS, PRESIDENT & CEO
2041 FOREST AVENUE, CHICO, CALIFORNIA 95928, (530) 899-2344
(Name and Address of Agent for Service)

(530) 899-2344
(Telephone Number, including Area Code, of Agent for Service)

Copy to:
Laura Dean-Richardson, Esq.
Gary Steven Findley & Associates
1470 North Hundley Street, Anaheim, California 92806
(714) 630-7136

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities To Be Registered	Amount To Be Registered(a)	Proposed Maximum Offering Price Per Share(b)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common stock (No Par Value)	354,597 Shares	$27.00	$9,574,119	$880.82

(a)
The number of shares being registered is the number of shares issuable under the Butte Community Bank 1991 Stock Option Plan (the "1991 Plan"), the Butte Community Bank 1997 Stock Option Plan (the "1997 Plan") and the Butte Community Bank 2000 Stock Option Plan (the "2000 Plan") (collectively the "Plans"). There are 1,841 shares issuable under the 1991 Plan; 135,550 shares issuable under the 1997 Plan; and 217,206 shares issuable under the 2000 Plan. Because of certain events specified in the Plans, an indeterminate number of shares may additionally become subject to issuance under the Plans.

(b)
Estimated pursuant to Rule 457(h) solely for the purpose of computing the registration fee, utilizing $27.00 as the average of the bid and asked price of Community Valley Bancorp's common stock as of August 13, 2002.

PART II

Item 3.    Incorporation of Documents by Reference

        Community Valley Bancorp (the "Registrant") hereby incorporates by reference the documents listed below. All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

  (a)
  The description of the Registrant's common stock is contained in its Registration Statement on Form S-4EF, file number 333-85950.

        Any statement contained herein or in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that another statement contained herein or in any other document subsequently filed, which also is incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities

        Not Applicable.

Item 5.    Interests of Named Experts and Counsel

        Not Applicable.

Item 6.    Indemnification of Directors and Officers

        The Articles of Incorporation and Bylaws of Community Valley Bancop ("Registrant") provide for indemnification of agents including directors, officers and employees to the maximum extent allowed by California law including the use of an indemnity agreement. Registrant's Articles further provide for the elimination of director liability for monetary damages to the maximum extent allowed by California law. The indemnification law of the State of California generally allows indemnification in matters not involving the right of the corporation, to an agent of the corporation if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation, and in the case of a criminal matter, had no reasonable cause to believe the conduct of such person was unlawful. California law, with respect to matters involving the right of a corporation, allows indemnification of an agent of the corporation, if such person acted in good faith, in a manner such person believed to be in the best interests of the corporation and its shareholders; provided that there shall be no indemnification for: (i) amounts paid in settling or otherwise disposing of a pending action without court approval; (ii) expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval; (iii) matters in which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which the proceeding is or was pending shall determine that such person is entitled to be indemnified; or (iv) other matters specified in the California General Corporation Law.

        Registrant's Bylaws provide that Registrant shall to the maximum extent permitted by law have the power to indemnify its directors, officers and employees. Registrant's Bylaws also provide that Registrant shall have the power to purchase and maintain insurance covering its directors, officers and employees against any liability asserted against any of them and incurred by any of them, whether or not Registrant would have the power to indemnify them against such liability under the provisions of applicable law or the provisions of Registrant's Bylaws.

Item 7.    Exemption from Registration Claimed

        Not Applicable.

Item 8.    Exhibits

5.1	Opinion re: Legality
99.1	Butte Community Bank 1991 Stock Option Plan
99.2	Butte Community Bank 1997 Stock Option Plan and Amendment thereto
99.3	Butte Community Bank 2000 Stock Option Plan and Amendments thereto

Item 9.    Undertakings

        The undersigned Registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly the City of Chico, California, on August 13, 2002.

Community Valley Bancorp
/s/ KEITH C. ROBBINS Keith C. Robbins, President & CEO

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

/s/ DONALD W. LEFORCE Donald W. Leforce	, Chairman	August 13, 2002
M. Robert Ching, M.D.	, Director
/s/ EUGENE B. EVEN Eugene B. Even	, Director	August 13, 2002
/s/ JOHN D. LANAM John D. Lanam	, Director	August 13, 2002
/s/ ELLIS L. MATTHEWS Ellis L. Matthews	, Director	August 13, 2002
/s/ ROBERT L. MORGAN Robert L. Morgan, M.D.	, Director	August 13, 2002
James S. Rickards	, Director

/s/ KEITH C. ROBBINS Keith C. Robbins	, Director, Principal Executive Officer	August 13, 2002
/s/ GARY B. STRAUSS Gary B. Strauss, M.D.	, Director	August 13, 2002
/s/ HUBERT I. TOWNSHEND Hubert I. Townshend	, Director	August 13, 2002
/s/ JOHN F. COGER John F. Coger	, Principal Accounting & Financial Officer	August 13, 2002

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion re: Legality
99.1	Butte Community Bank 1991 Stock Option Plan
99.2	Butte Community Bank 1997 Stock Option Plan and Amendment thereto
99.3	Butte Community Bank 2000 Stock Option Plan and Amendments thereto

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PART II
  Item 3. Incorporation of Documents by Reference
  Item 4. Description of Securities
  Item 5. Interests of Named Experts and Counsel
  Item 6. Indemnification of Directors and Officers
  Item 7. Exemption from Registration Claimed
  Item 8. Exhibits
  Item 9. Undertakings
SIGNATURES
EXHIBIT INDEX